EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Borders Group, Inc. 401 (k) Plan of our report dated April 5, 2006, with respect to the consolidated financial statements of Borders Group, Inc. included in its Annual Report (Form 10-K) for the year ended January 28, 2006, Borders Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Borders Group, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Detroit, Michigan
June 8, 2006